UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Lacy, James D.
   Ashland Inc.
   P.O. Box 391
   50 E. RiverCenter Boulevard
   Covington, KY  41012-0391
2. Issuer Name and Ticker or Trading Symbol
   Ashland Inc.
   ASH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   January 31, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |      |    | |                  |   |           |5,829 (1)          |I     |By Trustee                 |
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Common Stock               |      |    | |                  |   |           |4,442 (2)          |I     |By Trustee                 |
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Common Stock               |1-29-0|M   | |4,000             |A  |$35.875    |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1-29-0|M   | |3,000             |A  |$33.875    |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1-29-0|S   | |1,000             |S  |$45.40     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1-29-0|S   | |6,000             |S  |$45.35     |0                  |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Option (3)            |35.875  |1-29-|M   | |2,000      |D  |9-15-|10-15|Common Stock|2,000  |       |0           |D  |            |
                      |        |02   |    | |           |   |95   |-04  |            |       |       |            |   |            |
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                      |35.875  |1-29-|M   | |1,000      |D  |9-15-|10-15|Common Stock|1,000  |       |0           |D  |            |
                      |        |02   |    | |           |   |96   |-04  |            |       |       |            |   |            |
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                      |35.875  |1-29-|M   | |1,000      |D  |9-15-|10-15|Common Stock|1,000  |       |0           |D  |            |
                      |        |02   |    | |           |   |97   |-04  |            |       |       |            |   |            |
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Option (3)            |33.875  |1-29-|M   | |1,000      |D  |9-21-|10-21|Common Stock|1,000  |       |0           |D  |            |
                      |        |02   |    | |           |   |96   |-05  |            |       |       |            |   |            |
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                      |33.875  |1-29-|M   | |1,000      |D  |9-21-|10-21|Common Stock|1,000  |       |0           |D  |            |
                      |        |02   |    | |           |   |97   |-05  |            |       |       |            |   |            |
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                      |33.875  |1-29-|M   | |1,000      |D  |9-21-|10-21|Common Stock|1,000  |       |0           |D  |            |
                      |        |02   |    | |           |   |98   |-05  |            |       |       |            |   |            |
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Option (3)            |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |97   |-06  |            |       |       |            |   |            |
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                      |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|1,000  |       |1,000       |D  |            |
                      |        |     |    | |           |   |98   |-06  |            |       |       |            |   |            |
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                      |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|1,000  |       |1,000       |D  |            |
                      |        |     |    | |           |   |99   |-06  |            |       |       |            |   |            |
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Option (4)            |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |98   |-07  |            |       |       |            |   |            |
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                      |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|1,000  |       |1,000       |D  |            |
                      |        |     |    | |           |   |99   |-07  |            |       |       |            |   |            |
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                      |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|1,000  |       |1,000       |D  |            |
                      |        |     |    | |           |   |00   |-07  |            |       |       |            |   |            |
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Option (4)            |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|4,000  |       |4,000       |D  |            |
                      |        |     |    | |           |   |99   |-08  |            |       |       |            |   |            |
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                      |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |00   |-08  |            |       |       |            |   |            |
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                      |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |01   |-08  |            |       |       |            |   |            |
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Option (4)            |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |00   |-09  |            |       |       |            |   |            |
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                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |01   |-09  |            |       |       |            |   |            |
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                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |02   |-09  |            |       |       |            |   |            |
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                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |03   |-09  |            |       |       |            |   |            |
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Option (5)            |36.38   |     |    | |           |   |9-20-|10-20|Common Stock|7,500  |       |7,500       |D  |            |
                      |        |     |    | |           |   |02   |-11  |            |       |       |            |   |            |
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                      |36.38   |     |    | |           |   |9-20-|10-20|Common Stock|3,750  |       |3,750       |D  |            |
                      |        |     |    | |           |   |03   |-11  |            |       |       |            |   |            |
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                      |36.38   |     |    | |           |   |9-20-|10-20|Common Stock|3,750  |       |3,750       |D  |            |
                      |        |     |    | |           |   |04   |-11  |            |       |       |            |   |            |
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Common Stock Units (6)|1-for-1 |     |J   | |45         |A  |     |     |Common Stock|45     |       |530         |D  |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. Shares accrued under Ashland's Leveraged Employee Stock Ownership Plan as of 1-31-02.
2. Based on Employee Savings Plan information as of 2-8-02, the latest date for which such information is reasonably available, and includes transactions occurring on or after 10-1-01.
3. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1993 Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
4. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1997 Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
5. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's Amended and Restated Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
6. Common Stock Units acquired pursuant to Ashland's 1995 Deferred Compensation Plan as of 1-31-02 and includes transactions on or after 10-1-01, and exempt under Rule 16b-3(d). The price of the Common Stock Units on applicable valuation dates has varied from $39.910
- $46.340. (One (1) Common Stock Unit in the 1995 Deferred Compensation Plan is the equivalent of one (1) share of Ashland Common
Stock)
SIGNATURE OF REPORTING PERSON
James D. Lacy
DATE
February 10, 2002